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                                                                       EXHIBIT 8

                           JONES, DAY, REAVIS & POGUE
                              3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                                  404-521-3939

                                December 5, 1997



Nextel Communications, Inc.
1505 Farm Credit Drive
Suite 100
McLean, Virginia  22102

         Re:  Exchange Offer for 10.65% Senior Redeembable Discount Notes due
              2007

Dear Sirs:

        We have acted as counsel to Nextel Communications, Inc. in connection with the Registration Statement on Form S-4, to which this opinion appears as
Exhibit 8, which includes the Prospectus of the Company relating to the Exchange Offer (as such term is defined in the Prospectus). Unless otherwise indicated, any capitalized terms used herein shall have the same meanings that such terms have in the Prospectus.

        On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion of the Unites States federal income tax matters set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus contained in the Registration Statement summarizes the principal United States federal income tax consequences relevant to the Exchange Offer and to purchase, ownership and disposition of the Exchange Senior Notes.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus constituting part of the Registration Statement.

                                        Very truly yours,

                                       /s/ JONES, DAY, REAVIS & POGUE

                                       Jones, Day, Reavis & Pogue